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                                                                       EXHIBIT 5

                          [Sidley & Austin Letterhead]



                                February 9, 2000

eLoyalty Corporation
205 North Michigan Avenue
Suite 1500
Chicago, Illinois 60601

                  Re: 500,000 shares of Common Stock, $.01 par value 500,000 Preferred Stock Purchase Rights
                        ----------------------------------------------

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by eLoyalty Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of an aggregate of 500,000 shares of Common Stock, $.01 par value, of the Company (the "Registered Common Stock"), together with 500,000 Preferred Stock Purchase Rights of the Company (the "Registered Rights") associated therewith, to be issued under the eLoyalty Corporation 1999 Employee Stock Purchase Plan (the "Plan"). The terms of the Rights will be set forth in a Rights Agreement substantially in the form of Exhibit 4.1 to the Company's Registration Statement on Form S-1, File Number 333-94293 (the "Rights Agreement") to be entered into between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

         We are familiar with the proceedings to date with respect to the proposed issuance of the Registered Common Stock and the Registered Rights under the Plan and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

         Based on the foregoing, we are of the opinion that:

         1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

         2. Each share of the Registered Common Stock which is newly issued pursuant to the Plan will constitute a share of Common Stock of the Company which has been duly authorized and validly issued and is fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such share as contemplated by the Plan; and
(iii) a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered upon payment of

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the agreed consideration therefor (not less than the par value thereof)
determined in accordance with the terms of the Plan.

         3. The Registered Right associated with each share of Registered Common Stock referred to in paragraph 2 will be validly issued when (i) the Rights Agreement shall have been duly executed by the parties thereto; (ii) such Registered Right shall have been duly issued in accordance with the terms of the Rights Agreement and (iii) such associated share shall have been duly issued and paid for as set forth in paragraph 2.

         This opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                Very truly yours,
                                 Sidley & Austin



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